Exhibit 107

Calculation of Filing Fee Tables

Form F-3
(Form Type)

Toro Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value $0.001 per share (“Common Shares”)(1)	Rule 457(c)	8,500,000	$4.06(2)	$34,510,000.00	0.00014760	$5,093.68
Total Offering Amounts					$34,510,000.00		$5,093.68
Total Fee Offsets							—
Net Fee Due							$5,093.68
(1)
Each Common Share includes an associated preferred share purchase right arising under and subject to the terms set forth in the Shareholder Protection Rights Agreement by and between the Registrant and Broadridge Corporate Issuer Solutions, Inc., as rights agent (the “Shareholder Protection Rights Agreement”). Until the occurrence of certain events described in the Shareholder Protection Rights Agreement, the rights are not exercisable and trade inseparably from the Common Shares.

(2)
Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $4.06 per share, which is the average of the high and low prices of the Common Shares, as reported on the Nasdaq Capital Market as of November 3, 2023.